Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated September 28, 2005 included in this Form 10-K into the Company’s previously filed registration statements on Form S-8 File Nos. 33-78484, 33-78482, 33-78580, 33-88842, 33-89268, 333-57424, 333-102230, 333-111151, 333-113962.

/s/ VITALE, CATURANO & COMPANY, Ltd.

VITALE, CATURANO & COMPANY, Ltd.

Boston, Massachusetts

October 11, 2005